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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                       EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE



                                              For Nine Months Ended September 30,

                                                   1998                1997
Net Income                                      $14,689,370        $13,058,523
                                                ===========        ===========

Computation of average
shares outstanding

    Shares outstanding at
    beginning of year                             7,350,561          6,830,666

    Additional shares deemed
    outstanding because of
    stock dividends                                 516,035            992,046

    Additional shares deemed
    outstanding because of
    stock split                                           0                  0

    Shares issued during the
    year times average time
    outstanding during the year                      14,464             12,189
                                                -----------        -----------

Average basic shares outstanding                  7,881,060          7,834,901
                                                -----------        -----------

Dilutive shares                                      83,405             71,261

                                                -----------        -----------

Average fully diluted shares outstanding          7,964,465          7,906,162
                                                -----------        -----------
Basic earnings per share                        $      1.86        $      1.67
                                                ===========        ===========


Fully diluted earnings per share                $      1.84        $      1.65
                                                ===========        ===========
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